Exhibit 99.1

Contact: Garry O. Ridge

Phone:    619-275-9324

WD-40 COMPANY REPORTS FOURTH QUARTER SALES AND EARNINGS

SAN DIEGO-October 17, 2011/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the fourth quarter ended August 31, 2011 of $90.7 million, an increase of 12% from the fourth quarter last year. Year-to-date net sales were $336.4 million, up 5% from the prior fiscal year, and were a record for the company.

Net income for the fourth quarter was $10.2 million, an increase of 48% compared to the prior year fiscal quarter. Year-to-date net income was $36.4 million, an increase of 1% from the prior fiscal year, and was also a record for the company.

Summary

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Fourth quarter multi-purpose maintenance products sales, which include WD-40®, 3-IN-ONE®, and BLUE WORKS®, were $74.1 million, up 16% from the prior year fiscal quarter, and $278.8 million year-to-date, up 8% from the prior fiscal year. Homecare and cleaning products sales, which include all other brands, were $16.6 million for the fourth quarter, down 1% from the prior year fiscal quarter, and were $57.6 million year-to-date, down 9% compared to the prior fiscal year.

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Americas segment sales in the fourth quarter were $46.4 million, up 2% compared to the fourth quarter of the prior fiscal year and were $169.9 million year-to-date, down 6% compared to the prior fiscal year. Europe segment sales in the fourth quarter were $34.7 million, up 26% from the prior year fiscal quarter, and were $125.4 million year-to-date, up 14% compared to the prior fiscal year. Asia-Pacific segment sales were $9.6 million in the fourth quarter, up 25% from the prior year fiscal quarter, and were $41.1 million year-to-date, up 31% compared to the prior fiscal year period.

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Diluted earnings per share were $0.61 in the fourth quarter, compared to $0.41 per share for the same quarter of the prior fiscal year. Year-to-date diluted earnings per share were $2.14 compared to $2.15 in the prior fiscal year.

“While we are happy with the big year we had and our record sales and net income, the year was not without its own pains with the pressure of rising commodity prices, reduction of gross margin and flat earnings.” said Garry Ridge, WD-40 Company president and chief executive officer.

Net sales by segment as a percent of total net sales were as follows: for the Americas, 51% for both the fourth quarter and year-to-date; for Europe, 38% for the fourth quarter and 37% year-to-date; and, for Asia-Pacific, 11% for the fourth quarter and 12% year-to-date. During the fourth quarter 59% of total sales came from outside the United States.

Foreign currency exchange rates positively affected net sales by $3.8 million for the fourth quarter and $5.6 million year-to-date as compared to the prior fiscal year periods.

Gross margin was 48.2% in the fourth quarter compared to 50.7% in the same quarter of the prior fiscal year. Year-to-date, gross margin was 50.0%, compared to 51.4% in the prior fiscal year.

“We were able to keep the gross margin within our target of 50% or above for the year due to a variety of elements, some of which offset each other, including petroleum-based materials costs, aerosol can costs, other raw materials and manufacturing costs, sales mix changes and selective price increases,” Ridge said.

Advertising and sales promotion expenses were up 13% in the fourth quarter to $6.6 million compared to the same period last fiscal year and were up 14% year-to-date to $25.1 million compared to last fiscal year.

“We launched three new products in the new WD-40 SpecialistTM product line, a portfolio of specialty problem-solving products aimed at the trade and doer enthusiast, as planned in 2011 and had our first shipment to a customer in September 2011,” Ridge said. “We will add new items as we roll out the line in January 2012 in the U.S. and in other regions later in the year.”

Selling, general and administrative expenses were down 11% in the fourth quarter to $21.4 million and remained constant year-to-date at $87.3 million for both the current and prior fiscal years.

“The continued focus on our core strategic initiatives has worked well for us over the years, and we just recently refreshed our strategic initiatives to serve as drivers that will grow the business both today and tomorrow,” Ridge said. “Our refreshed strategic initiatives include maximizing the WD-40 brand, being the global leader in our product categories, long-term innovation efforts to ensure profitable growth of the company, developing strategic business relationships and the continued development of our people.”

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Friday, October 7, 2011 the regular quarterly dividend of $0.27 per share, payable October 31, 2011 to stockholders of record on October 18, 2011.

On April 4, 2011, WD-40 Company’s board of directors authorized an increase in the existing share buy-back plan of $25.0 million to a total of $60.0 million of its outstanding shares and to extend the expiration date of the plan to April 4, 2013. During the fourth quarter of 2011, WD-40 Company acquired an additional $20.1 million in shares, bringing the total purchased under this share buy-back plan to $41.4 million.

Fiscal Year 2012 Guidance

WD-40 Company expects fiscal year 2012 net sales of $353.0 million to $370.0 million. The Company expects net income of $37.2 million to $39.2 million and diluted earnings per share of $2.28 to $2.40 for fiscal year 2012 based on an estimated 16.3 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 6.5% to 8%% of net sales. This guidance is based on using average fiscal year 2011 foreign currency exchange rates.

More detailed information will be available in WD-40 Company’s Form 10-K which will be filed on October 20, 2011.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products—WD-40® multi-use product and, 3-IN-ONE®, BLUE WORKS® and WD-40 SpecialistTM product lines. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $336 million in fiscal year 2011. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, the introduction of new products and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	August 31, 2011	August 31, 2010
Assets
Current assets:
Cash and cash equivalents	$56,393	$75,928
Short-term investments	533	—
Trade accounts receivable, less allowance for doubtful accounts of $412 and $299 at August 31, 2011 and 2010, respectively	58,324	47,846
Inventories	17,604	14,573
Current deferred tax assets, net	4,849	4,747
Assets held for sale	879	—
Other current assets	4,574	7,314

Total current assets	143,156	150,408
Property and equipment, net	8,482	9,322
Goodwill	95,452	95,235
Other intangible assets, net	29,933	31,272
Other assets	2,754	2,871

Total assets	$279,777	$289,108

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,373	$18,943
Accrued liabilities	15,258	14,382
Current portion of long-term debt and short-term borrowings	10,715	10,714
Accrued payroll and related expenses	7,471	14,265
Income taxes payable	1,413	1,516

Total current liabilities	54,230	59,820
Long-term debt	—	10,715
Long-term deferred tax liabilities, net	21,813	17,414
Deferred and other long-term liabilities	2,508	4,635

Total liabilities	78,551	92,584

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,948,868 and 18,251,142 shares issued at August 31, 2011 and 2010, respectively; and 16,367,913 and 16,687,644 shares outstanding at August 31, 2011 and 2010, respectively	19	18
Additional paid-in capital	117,022	93,101
Retained earnings	176,008	157,805
Accumulated other comprehensive loss	(358)	(4,334)
Common stock held in treasury, at cost — 2,580,955 and 1,563,498 shares at August 31, 2011 and 2010, respectively	(91,465)	(50,066)

Total shareholders’ equity	201,226	196,524

Total liabilities and shareholders’ equity	$279,777	$289,108

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2011	2010	2011	2010
Net sales	$90,740	$80,681	$336,409	$321,516
Cost of products sold	47,035	39,776	168,297	156,210

Gross profit	43,705	40,905	168,112	165,306

Operating expenses:
Selling, general and administrative	21,445	24,092	87,311	87,323
Advertising and sales promotion	6,567	5,824	25,132	22,061
Amortization of definite-lived intangible assets	587	176	1,537	724

Total operating expenses	28,599	30,092	113,980	110,108

Income from operations	15,106	10,813	54,132	55,198
Other income (expense):
Interest income	61	50	228	174
Interest expense	(258)	(399)	(1,076)	(1,726)
Other income (expense), net	50	(209)	247	(89)

Income before income taxes	14,959	10,255	53,531	53,557
Provision for income taxes	4,773	3,367	17,098	17,462

Net income	$10,186	$6,888	$36,433	$36,095

Earnings per common share:
Basic	$0.61	$0.41	$2.16	$2.17

Diluted	$0.61	$0.41	$2.14	$2.15

Shares used in per share calculations:
Basic	16,577	16,667	16,803	16,606

Diluted	16,740	16,808	16,982	16,725

Dividends declared per common share	$0.27	$0.25	$1.08	$1.00

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended August 31,
	2011	2010
Operating activities:
Net income	$36,433	$36,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,386	4,248
Net losses (gains) on sales and disposals of property and equipment	154	(43)
Deferred income taxes	2,831	(152)
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(1,195)	(224)
Stock-based compensation	3,033	2,864
Unrealized foreign currency exchange losses (gains), net	469	931
Provision for bad debts	162	103
Changes in assets and liabilities:
Trade accounts receivable	(9,776)	(1,723)
Inventories	(2,654)	2,967
Other assets	2,795	(2,738)
Accounts payable and accrued liabilities	657	6,092
Accrued payroll and related expenses	(7,802)	6,875
Income taxes payable	2,661	(346)
Deferred and other long-term liabilities	(2,145)	1,475

Net cash provided by operating activities	30,009	56,424

Investing activities:
Purchases of property and equipment	(2,875)	(1,769)
Proceeds from sales of property and equipment	170	216
Purchases of short-term investments	(515)	—

Net cash used in investing activities	(3,220)	(1,553)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from revolving credit facility	5,000	—
Repayments of revolving credit facility	(5,000)	—
Dividends paid	(18,230)	(16,657)
Proceeds from issuance of common stock	20,215	3,572
Treasury stock purchases	(41,399)	—
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	1,195	224

Net cash used in financing activities	(48,933)	(23,575)

Effect of exchange rate changes on cash and cash equivalents	2,609	(1,324)

Net (decrease) increase in cash and cash equivalents	(19,535)	29,972
Cash and cash equivalents at beginning of period	75,928	45,956

Cash and cash equivalents at end of period	$56,393	$75,928